Exhibit 99.1

FOR IMMEDIATE RELEASE

MICHAEL P. GLIMCHER
JOINS M/I HOMES BOARD

Columbus, Ohio (December 27, 2012) - M/I Homes, Inc. (NYSE: MHO) today announced that Michael P. Glimcher, Chairman of the Board of Trustees and Chief Executive Officer of Glimcher Realty Trust, has been appointed to the M/I Homes Board effective as of January 1, 2013. Mr. Glimcher will fill the seat vacated by Jeffrey H. Miro who announced his decision to retire from the Board after fourteen years of service to M/I Homes.

Mr. Glimcher joined Glimcher Realty Trust in 1991 and became Chief Executive Officer in January, 2005 and Chairman of the Board of Trustees in September, 2007. In addition, Mr. Glimcher is a member of the International Council of Shopping Centers, The Real Estate Roundtable, and the National Association of Real Estate Investment Trusts (“NAREIT”).  Mr. Glimcher serves on the Board of Governors for NAREIT as well as the Board of Trustees for the Arizona State University Foundation and the Wexner Center for the Arts. M/I Homes Chairman and CEO Robert H. Schottenstein stated, “We are delighted that Michael is joining the M/I Homes Board. Michael's extensive experience in the real estate industry, as well as his general business and public company experience will benefit our Company.”

Mr. Miro, a partner in the law firm of Honigman, Miller, Schwartz and Cohn LLP and an Adjunct Professor of Law at the University of Michigan, has been on M/I's Board since 1998. Mr. Schottenstein stated “Jeff has served with great distinction as a member of our Board for nearly 15 years. His counsel, wisdom and guidance have contributed greatly to the success and growth of our business for which we are sincerely grateful. We have benefitted from his leadership and expertise and wish our colleague the very best.”

M/I Homes, Inc. is one of the nation's leading builders of single-family homes, having delivered over 82,000 homes. The Company's homes are marketed and sold under the trade names M/I Homes, Showcase Homes, TriStone Homes and Triumph Homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Chicago, Illinois; Indianapolis, Indiana; Tampa and Orlando, Florida; Austin, Houston and San Antonio, Texas; Charlotte and Raleigh, North Carolina; and the Virginia and Maryland suburbs of Washington, D.C.

Contact M/I Homes, Inc.
Phillip G. Creek, Executive Vice President, Chief Financial Officer, (614) 418-8011
Ann Marie W. Hunker, Vice President, Corporate Controller, (614) 418-8225
Kevin C. Hake, Senior Vice President, Treasurer (614) 418-8227